UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

EASTGROUP PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

190 East Capitol Street, Suite 400

Jackson, Mississippi 39201

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2012 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”) will be held on Wednesday, May 30, 2012 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. At the Meeting, stockholders will be asked to:

1. Elect eight directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2. Cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

3. Cast an advisory vote on executive compensation; and

4. Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on April 4, 2012 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

By Order of the Board of Directors

N. KEITH MCKEY

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

DATED: April 20, 2012

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

i

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 30, 2012 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This Proxy Statement, Annual Report on Form 10-K, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April  20, 2012.

ABOUT THE 2012 ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect eight directors of the Company, cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year and cast an advisory vote on executive compensation. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote?

All stockholders of record as of the close of business on Wednesday, April 4, 2012 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 28,232,270 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 20, 2012, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will:

•	Provide you with instructions on how to view our proxy materials on the Internet; and

•	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Conduct, Corporate Governance Guidelines, charters of Board committees and reports that we file with the SEC. A copy of our Code of Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting.    If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•

Vote online.    You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.    If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for Director, FOR the ratification of the independent registered public accounting firm and FOR the approval of our 2011 executive compensation.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and Securities and Exchange Commission (“SEC”) rules, stockholder proposals must have been received by March 26, 2012 to be considered at the Annual Meeting. To date, we have received no stockholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are required to act on the proposals?

Proposal 1 concerns the election of eight directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Proposal 2 concerns an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” Stockholder “approval” of Proposal 3 occurs if the votes cast in its favor exceed votes cast against it.

How are votes counted?

For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2013 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201 so that the Company receives the proposal by December 21, 2012.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2013 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 31, 2013 and not earlier than March 1, 2013.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our Directors, officers and employees (who will receive no additional compensation for those services). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company.

D. Pike Aloian, age 57 — Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public company boards prepare him to give the Board his views on real estate investment markets and financial matters. He is a partner of Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Almanac, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian also serves on the Board of Directors of Brandywine Realty Trust and is a member of its Audit, Corporate Governance and Executive Committees. He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 72 — Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development areas. He is Chairman and President of H.C. Bailey Company and its affiliated companies and has been employed in various capacities with that company since 1962. The companies’ primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, Chicago, Illinois, in cooperation with the Mortgage Bankers Association of America.

Hayden C. Eaves III, age 66 — Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has more than 40 years of experience in the real estate industry. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group where he served as a Managing Director until 2006. He is also on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 76 — Mr. Gould has served as a director of the Company since 1998. He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters. Mr. Gould is the Chairman of BRT Realty Trust and Chairman of One Liberty Properties, Inc. He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee. Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 66 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993. His leadership experience and Company and industry knowledge, including more than 35 years involvement with publicly held REITs and extensive experience with industrial real estate provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy. Mr. Hoster previously served on the NAREIT Board of Governors and he serves on the Board of Directors of Trustmark National Bank and Trustmark Corporation. He received a BA degree from Princeton University and an MBA from Stanford University.

Mary E. McCormick, age 54 — Ms. McCormick has served as a director of the Company since 2005. She has extensive experience in real estate, capital markets, board governance and process and brings that expertise to Board discussions. Ms. McCormick is a Senior Advisor with Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), where she helps source and analyze potential real estate investment opportunities and provides guidance and consultative services to companies. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the $64 billion fund’s real estate investments including large-scale initiatives in a variety of property types and transaction structures as well as oversight of a $1.3 billion internally managed REIT portfolio. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association, Chair of the Portfolio Management Committee of the National Council of Real Estate Investment Fiduciaries, Vice Chair of the Urban Land Institute Council and a member of the NAREIT Board of Governors. Ms. McCormick currently serves on the Board of Directors of two private real estate companies and was a director of Mid-America Apartment Communities, Inc. from 2006 to 2010. Ms. McCormick is a member of the National Association of Corporate Directors and has a BS and MBA from The Ohio State University.

David M. Osnos, age 80 — Mr. Osnos has served as a director of the Company since 1993 and his decades of experience as a counselor to real estate interests and broad based legal expertise are important to the Board of Directors. Mr. Osnos is Of Counsel to (and, until December 31, 2002, was a partner in) the law firm of Arent Fox LLP. He has more than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate and real estate transactions. Mr. Osnos serves on the Board of Directors of VSE Corporation. Mr. Osnos was a director of Washington Real Estate Investment Trust until May of 2007. Mr. Osnos received an AB (summa cum laude) from Harvard College and a JD (cum laude) from Harvard Law School.

Leland R. Speed, age 79 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a Director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards, including service as Chairman Emeritus of Parkway Properties, Inc. (“Parkway”). He served as Chief Executive Officer of the Company and Parkway until 1997. From 2004 to 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and MBA from Harvard Business School.

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s President and Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Stockholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Leadership Structure

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Director who presides over the non-management directors, and strong active independent directors. As Chief Executive Officer, Mr. Hoster is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Speed, Chairman of the Board, provides oversight, direction and leadership to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Six of the current eight Directors are considered independent under the NYSE listing standards. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Lead Director, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development and acquisitions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian and Osnos and Ms. McCormick. The Audit Committee met six times during the Company’s 2011 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Mr. Aloian and Ms. McCormick have been designated as the Company’s “Audit Committee financial experts” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met four times during the Company’s 2011 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met three times during the Company’s 2011 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms; as such, stockholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under the heading “About the Meeting — How do I submit a proposal for the 2013 Annual Meeting?”.

Board Attendance at Meetings

The Board of Directors held five meetings during the Company’s 2011 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2011, the Annual Meeting of Stockholders was attended by all of the directors.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $12,500 and $10,000, respectively. All other committee chairpersons and the Lead Director receive an additional annual $7,500 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the 2005 Directors Equity Incentive Plan, as amended, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $50,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the $50,000 annual award payable in cash.

The 2005 Directors Equity Incentive Plan, as amended, also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. In 2011, Mr. Speed received cash compensation of $200,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
D. Pike Aloian	$46,500	$49,966	—	$96,466
H.C. Bailey, Jr.	$47,500	$49,966	—	$97,466
Hayden C. Eaves III	$53,250	$49,966	—	$103,216
Fredric H. Gould	$41,500	$49,966	—	$91,466
Mary E. McCormick	$52,750	$49,966	—	$102,716
David M. Osnos	$61,000	$49,966	—	$110,966

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

(2)	No stock options were granted in 2011. As of December 31, 2011, the following non-employee directors had stock option holdings in the Company as indicated: Mr. Aloian 4,500 options; Mr. Osnos 4,500 options. All stock options are currently exercisable.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at eight. All eight positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The nominees for Director are: D. Pike Aloian, H.C. Bailey, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. All nominees are currently serving as directors of the Company and were elected at the 2011 Annual Meeting of Stockholders.

Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters — Director Qualifications and Biographical Information.”

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Proposal 2 — Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG LLP as independent auditors for 2012. The Board is asking stockholders to approve this appointment. KPMG LLP audited the Company’s financial statements and internal controls over financial reporting for 2011. A representative of that firm will be present at the Meeting and will have an opportunity to make a statement and answer questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote “FOR” the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2012 fiscal year.

Proposal 3 — Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2011, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” the approval of the foregoing resolution.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 79 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman Emeritus of Parkway Properties, Inc. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997 and as Chairman of the Board of Parkway from 1980 until 2011. From 2004 until 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 66 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

N. Keith McKey, CPA, age 61 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

John F. Coleman, age 52 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, CPA, age 50 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

William D. Petsas, age 54 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of Prologis (an industrial real estate investment trust).

Brent W. Wood, age 42 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General Philosophy.    The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary, cash incentive/bonus and equity incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through the use of performance metrics based primarily on growth in funds from operations and total return to stockholders.

Consideration of Most Recent Say on Pay Vote.    At the annual meeting of shareholders on May 25, 2011, over 96.6% of the shares voted were voted in support of the compensation of our Named Officers, as discussed and disclosed in the 2011 proxy statement. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2012 as a result of the advisory vote.

The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to “Stockholder Communication with the Board” on page 6 for information about communicating with the Board.

Also at the annual meeting of shareholders on May 25, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Engagement of Compensation Consultant.    In 2011 the Compensation Committee again retained FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry that was first engaged by the Compensation Committee in 2003. Neither the Compensation Committee nor the Company has any other professional relationship with FPL. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, annual cash incentive and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual cash incentive and equity-based awards for our executive officers. The Company paid $28,600 to FPL during 2011 for these services. FPL did not provide any other services to the Compensation Committee, the Company, or any of its affiliates during 2011.

Peer Group Analysis.    The Compensation Committee, with the help of FPL, periodically reviews the composition of our peer groups and the criteria and data used in compiling our peer group lists, and considers modifications to this group. During April 2011, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer groups. The peer groups recommended by FPL and used by the Compensation Committee are all public real estate companies and are divided into two groups based on industry sector (asset-based peer group) and equity market capitalization, geographic location and historical performance (size, geography and performance-based peer group). The asset-based peer group was unchanged from 2010. In previous years, the Compensation Committee used a size-based peer group and a separate performance/geography based peer group, however, beginning in 2011, these peer groups were combined, which resulted in the removal of five companies previously included in the size-based peer group and 11 companies previously included in the performance-geography-based peer group. The combination of these two peer groups did not have any significant affect on median levels of compensation for the peer group, however it allows for more efficient comparisons to other companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. FPL’s compensation review was based on information contained in FPL’s proprietary database, which includes proxy data from fiscal 2010 and other public and non-public sources. In addition, the Compensation Committee reviewed copies of NAREIT’s annual compensation survey. This survey was produced by FPL or its affiliates and had 109 participating companies, both public and private. The data was broken down by property sector classification, including industrial real estate, company size by capitalization and company size by number of employees. The survey results described base salary, total annual cash compensation, long-term incentive values and total compensation by position.

The asset-based peer group consists of the following seven public REITs that invest in industrial properties: AMB Property Corporation, DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Liberty Property Trust and PS Business Parks, Inc.

The size, geography and performance-based peer group consists of 11 public REITs, which (i) operate across multiple asset classes and are similar in size to the Company in terms of market capitalization, (ii) are similar in performance to the Company in terms of 3-year annualized total shareholder return (“TSR”) and/or (iii) are headquartered in the Sunbelt region of the United States. The companies included in the size, geography and performance-based peer group are as follows: Acadia Realty Trust, American Campus Communities, Inc., Cousins Properties Incorporated, DCT Industrial Trust Inc., Federal Realty Investment Trust, Medical Properties Trust, Inc., National Retail Properties, Inc., PS Business Parks, Inc., Sovran Self Storage, Inc., Tanger Factory Outlet Centers, Inc., and Washington Real Estate Investment Trust.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the Company’s actual 2010 compensation for executive officers (including the discretionary restricted stock awards made in 2011 with respect to 2010 performance) with the actual 2010 total compensation of each of the peer groups. The study showed that the total compensation, on an aggregate basis for all executive officers, was in line with the market median for the asset-based peer group and above the market median for the size, geography and performance-based peer group.

The Committee then used the peer group data, survey information and other relevant factors to establish the 2011 compensation program for our executive officers. While the Compensation Committee evaluates and discusses compensation data provided by FPL to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels, particularly on an individual basis). As described below, the peer group data is only a reference point taken into account by the Compensation Committee in determining compensation decisions.

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based and size, performance and geography based peer groups described above and provides the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The Compensation Committee bases its targeted overall compensation to executives on a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his or her individual responsibilities, the equity participation levels of comparable executives at companies in our compensation peer group, and the executive’s contribution to the success of the Company’s financial performance. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been Chief Executive Officer and (ii) the anticipated level of difficulty in replacing him with someone of comparable experience and skill.

Targeted Overall Compensation.    Based upon this analysis, the Compensation Committee established the targeted overall compensation of our Chief Executive Officer for 2011 at $2,184,000. When compared to the peer group information, which was based on 2010 actual compensation, this amount was slightly lower than the median of the overall compensation for both the asset-based peer group and the size, performance and geography-based peer group.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our Chief Financial Officer and senior vice presidents. Based upon this analysis, the Committee set the overall targeted compensation for our Chief Financial Officer at $1,155,500 for 2011, which was between the median and 75th percentile for both the asset-based peer group and the size, performance and geography-based peer group. With regard to the other Named Officers, the individual targeted range of overall compensation was $816,750 to $847,000 for 2011, which were slightly above the median of the 2010 overall compensation for the asset-based peer group, and in line with the 75th percentile of the overall compensation for the size, performance and geography-based peer group.

Allocation among Components.    Under the Company’s targeted compensation structure, the approximate mix of base salary, annual cash incentive and equity compensation varies depending upon management level:

	Base Salary	Annual Cash Incentive Target	Equity Target
Chief Executive Officer	25%	25%	50%
Chief Financial Officer	28%	24%	48%
Senior Vice Presidents	38%	21%	41%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our Chief Executive Officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2011, FPL performed a study of the compensation practices of the Company and the peer group comparable companies in terms of how each component of compensation is weighted across the percentage of total pay comprised of base salary, annual cash incentive, and long-term equity value. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 22% to 46% of overall compensation, bonus opportunities of approximately 28% to 34% of overall compensation and equity compensation of approximately 26% to 49% of overall compensation. Within these ranges, the Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s compensation was more heavily weighted toward equity awards.

Base Salaries.    The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas. Based on this review and the state of the economy, base salaries for 2011 were increased 4.0% from 2010 levels, with the exception of the base salary for Mr. Wood which reflected a 8.4% increase over the existing base salary.

Annual Cash and Equity Incentive Compensation.    The 2011 annual incentive awards, which were paid one-half in cash and one-half in equity, were based on the Compensation Committee’s analysis of the Company’s funds from operations (FFO) per share, same property change, total shareholder return and certain Company-wide strategic objectives as discussed below.

Criteria	Internal Guideline or Budget	2011 Actual Results
FFO Per Share (1)	$2.91	$2.96
Increase in Same Property Net Operating Income	0.2%	1.2%
Total Stockholder Return	10%	8.1% (2)
G&A Costs	$10.77 million	$10.69 million
Average Occupancy	90.3%	91.6%
Debt to Total Market Capitalization	Less than 45%	40.9%
Bank Debt	Less than $150 million	$155 million at December 31, 2011 (3)
Fixed Charge Coverage	Greater than 2.8 to 1.0	3.3 to 1.0
Bank Covenants	In compliance	In compliance each quarter

(1)	FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions.

(2)	The Compensation Committee recognized that the Company’s total stockholder return exceeded the 10% goal using the closing stock price on January 5, 2012.

(3)	The Compensation Committee recognized that the Company’stotal bank debt was reduced to $99.5 million at January 4, 2012 upon the closing of a $54 million, 10-Year non-recourse mortgage loan that was negotiated in 2011.

In performing this analysis, the Compensation Committee considered the Company’s financial and other performance, both on an absolute and relative basis, as well as general economic conditions in the Company’s markets and factors such as property acquisitions, dispositions, equity issuances, and debt financings during the year. The Compensation Committee used a peer group consisting of DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Liberty Property Trust and PS Business Parks, Inc. for purposes of reviewing relative financial and other performance as discussed below.

Criteria	Peer Group Range	2011 Actual Company Results
Change in FFO Per Share, excluding impairment charges and acquisition costs	(28.9)% to 20.1%	3.8%
Same Property Change (Industrial Assets)	(2.9)% to 1.0%	1.2%
Total Stockholder Return	(18.2)% to 16.8%	8.1%
Year-End Occupancy	81.8 to 91.3%	93.9%

Based on the Compensation Committee’s analysis of all of the foregoing criteria the Compensation Committee determined that actual Company results significantly exceeded target performance and awarded annual cash incentive compensation to each Named Officer equal to 132.5% of the target award as set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” In March 2012, the Compensation Committee also awarded the following number of shares of restricted stock to the Named Officers as annual equity incentive compensation with respect to 2011 performance: Mr. Hoster 17,095 shares; Mr. McKey 8,532 shares; Mr. Coleman 5,511 shares; Mr. Petsas 5,323 shares; and Mr. Wood 5,323 shares. The award represented approximately 132.5% of the target amount set by the Compensation Committee for each executive officer. These performance-based shares vested 20% on the date of grant and generally will vest 20% on each of January 1, 2013, 2014, 2015 and 2016. Dividends on the annual equity incentive awards accumulate beginning January 1, 2011 and are paid if and when the restricted stock vests. Since these awards were discretionary and based on a review of the 2011 performance period, the Compensation Committee did not establish and approve the awards until March 2012. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2012 compensation.

Long-Term Equity Incentive Compensation.    Restricted stock awards are provided based on performance and the recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest.

In May 2011, the Compensation Committee adopted a long-term equity incentive award that was based solely on a review by the Compensation Committee of the Company’s relative and absolute performance during 2011 as well as a comparison of the Company’s total return to the NAREIT Industrial Index, NAREIT Equity Index and the Russell 2000 Index over the five-year period ended December 31, 2011. The Compensation Committee chose to analyze the Company’s relative performance over this time period to take into account performance across various stages of the business cycle, including prior to the onset of the recent recession and extending through the economic recovery periods. Similar to the annual incentive compensation, the Compensation Committee reviewed and analyzed the Company’s long-term incentive performance on a subjective basis rather than applying any bright-line tests or formulas. The Company’s total stockholder return for 2011 was 8.1% compared to an internal goal of 10.0%. The annualized total return for the Company and the comparative indexes for the five-year period ended December 31, 2011 were:

Company/Index	Annualized Total Stockholder Return
EastGroup Properties, Inc.	1.06%
NAREIT Industrial Index	(16.21)%
NAREIT Equity Index	(1.42)%
Russell 2000 Index	0.15%

Other factors considered by the Compensation Committee in connection with the long-term equity incentive compensation included an analysis of the Company’s annual cash dividends paid over the five-year period ended December 31, 2011, which increased from $2.00 per share in 2007 to $2.08 per share in 2011, while other REITs that faced capital challenges during the economic recession reduced the amount of their dividends and/or paid the dividends in stock. Additionally, the Compensation Committee considered the strength of the Company’s balance sheet over that five-year period which allowed the Company to carry out its business plans and manage its debt maturity schedule without resorting to dilutive stock issuances. Based on the foregoing, the Compensation Committee determined that actual Company results significantly exceeded target performance and the following number of shares of restricted stock were awarded in March, 2012 as long-term equity incentive compensation with respect to 2011 performance: Mr. Hoster 17,095 shares; Mr. McKey 8,782 shares; Mr. Coleman 5,479 shares; Mr. Petsas 5,276 shares; and Mr. Wood 5,276 shares. The award represented approximately 132.5% of the target amount set by the Compensation Committee for each executive officer. These shares vested 25% on the date of grant and will vest 25% on each of January 1, 2013, 2014 and 2015. Dividends on the awards accumulate beginning January 1, 2011 and are paid if and when the restricted stock vests. Since these awards were discretionary and based on a review of the five-year performance period ended December 31, 2011, the Compensation Committee did not establish and approve the awards until March 2012. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2012 compensation.

Retention Grants.    On March 4, 2010, the Compensation Committee awarded 20,000 shares of restricted stock as a retention bonus to each of Messrs. Coleman, Petsas and Wood. Each of these Senior Vice Presidents is a seasoned real estate executive whose departure would disrupt the operations of the Company in the region for which that person is responsible. The Compensation Committee discussed various ways in which to mitigate the risk that one or more of these individuals could be enticed away. The restricted stock awards vest as follows, provided that the applicable officer remains in the employ of the Company as of such date:

1,400 shares on January 10, 2016

2,600 shares on January 10, 2017

4,000 shares on January 10, 2018

5,400 shares on January 10, 2019

6,600 shares on January 10, 2020

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination. If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period. The Compensation Committee believes these restricted stock awards, with the vesting schedule beginning five years out, will give the executive officers incentive to remain with the Company over the long term.

The grant date fair value of these retention awards is included in the Summary Compensation Table under the heading “Stock Awards” as part of 2010 compensation.

Retirement Plans.    We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.    The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and long-term care insurance. Executive officers also participate in the Company’s medical insurance plans on the same terms as other employees. We do not provide our executives automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits.    In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.    Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Board Process.    The Compensation Committee of the Board of Directors approves all compensation and awards to our Chief Executive Officer and makes a recommendation to the Board of Directors for our other executive officers. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with him and, where it deems appropriate, FPL or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the Chief Executive Officer, with consultation from FPL, makes recommendations to the Compensation Committee that, sometimes with minor adjustments, are recommended to the Board of Directors for approval.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair

H.C. Bailey, Jr.

Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2011, 2010 and 2009, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2011.

Name and Principal Position	Year	Salary	Bonus (1)	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
David H. Hoster II	2011	$546,000	$0	$723,450	$1,265,409	$18,732	$2,553,591
President and Chief Executive Officer	2010	525,000	299,250	315,000	664,420	18,000	1,821,670
	2009	525,000	168,000	252,000	128,722	18,483	1,092,205
N. Keith McKey	2011	$330,000	$0	$361,063	$638,133	$18,732	$1,347,928
Executive Vice	2010	317,200	144,643	152,256	356,339	18,000	988,438
President, Chief Financial Officer and Secretary	2009	317,200	95,160	142,740	61,445	18,483	635,028
John F. Coleman	2011	$320,000	$0	$233,200	$423,695	$18,732	$995,627
Senior Vice President	2010	307,800	84,029	92,340	984,777	18,000	1,486,946
	2009	307,800	61,560	92,340	40,963	18,483	521,146
William D. Petsas	2011	$308,250	$0	$225,250	$425,587	$18,732	$977,819
Senior Vice President	2010	296,400	79,139	88,920	980,747	18,000	1,463,206
	2009	296,400	59,280	88,920	40,963	18,483	504,046
Brent W. Wood	2011	$308,250	$0	$225,250	$415,226	$15,982	$964,708
Senior Vice President	2010	284,400	83,614	85,320	969,837	15,250	1,438,421
	2009	269,400	53,880	80,820	40,963	15,733	460,796

(1)	In 2011, the annual incentive compensation paid to each Named Officer was classified as non-equity incentive plan compensation, while in prior years, a portion of the incentive compensation that was based on individual performance goals for each Named Officer was classified as bonus.

(2)	The amounts in this column reflect restricted stock awards granted to the Named Officers during 2009, 2010 and 2011 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) assuming, in the case of performance-based awards, that the target performance is achieved, and excluding the impact of estimated forfeitures. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC.

(3)	For 2011, the amounts in this column do not reflect the restricted shares awarded by the Compensation Committee with respect to 2011 performance since the awards were discretionary and were granted in March 2012. Under the SEC disclosure rules, these awards will be reflected as 2012 compensation. See the previous discussion in the Compensation Discussion and Analysis under the heading “Equity Compensation”. For Messrs. Coleman, Petsas and Wood, the amounts for 2010 include $739,600, which is the grant date fair value of the 20,000 shares of restricted stock awarded as a retention bonus on March 4, 2010 and discussed in further detail on page 17.

(4)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum
David H. Hoster II	05/25/2011 (1)	$273,000	$546,000	$819,000
	03/03/2011 (2)				28,089	$1,265,409
N. Keith McKey	05/25/2011 (1)	$136,250	$272,500	$408,750
	03/03/2011 (2)				14,165	$638,133
John F. Coleman	05/25/2010 (1)	$88,000	$176,000	$264,000
	03/03/2011 (2)				9,405	$423,695
William D. Petsas	05/25/2011 (1)	$85,000	$170,000	$255,000
	03/03/2011 (2)				9,447	$425,587
Brent W. Wood	05/25/2011 (1)	$85,000	$170,000	$255,000
	03/03/2011 (2)				9,217	$415,226

(1)	Represents the possible payouts under the Company’s 2011 non-equity incentive plan discussed in further detail beginning on page 15. The actual amount earned by each Named Officer in 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents actual restricted stock awarded on March 3, 2011 in connection with the Compensation Committee’s discretionary review of the 2010 annual long-term incentive compensation and supplemental annual long-term incentive compensation as discussed under the heading “Equity Compensation” beginning on page 16 of the Company’s proxy statement for the 2011 Annual Meeting of Stockholders.

(3)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2011 Fiscal Year-End

Name	Stock Awards
	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock That Have Not Vested (1) ($)
David H. Hoster II	58,676 (2)	$2,551,232
N. Keith McKey	30,160 (3)	$1,311,357
John F. Coleman	40,315 (4)	$1,752,896
William D. Petsas	40,248 (5)	$1,749,983
Brent W. Wood	39,723 (6)	$1,727,156

(1)	Determined based on the closing price of the Company’s Common Stock ($43.48) on December 31, 2011.

(2)

Mr. Hoster’s restricted stock holdings as of December 31, 2011 vest as follows provided that he remains employed by the Company on such dates: 16,290 shares on January 1, 2012; 15,663 shares on January 1,

2013; 10,871 shares on January 1, 2014 and 15,852 shares on January 1, 2015. On March 7, 2012, the Compensation Committee, with the consent of Mr. Hoster, amended the special vesting provision for restricted stock awards to Mr. Hoster based on a projected January 1, 2015 retirement date.

(3)	Mr. McKey’s restricted stock holdings as of December 31, 2011 vest as follows provided that he remains employed by the Company on such dates: 8,083 shares on January 1, 2012; 7,991 shares on January 1, 2013; 5,626 on January 1, 2014; 4,296 shares on January 1, 2015; 2,664 shares on January 1, 2016 and 1,500 shares on January 1, 2017.

(4)	Mr. Coleman’s restricted stock holdings as of December 31, 2011 vest as follows provided that he remains employed by the Company on such dates: 5,343 shares on January 1, 2012; 5,335 shares on January 1, 2013; 3,803 on January 1, 2014; 2,917 shares on January 1, 2015; 1,872 shares on January 1, 2016; 1,400 shares on January 10, 2016; 1,045 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(5)	Mr. Petsas’ restricted stock holdings as of December 31, 2011 vest as follows provided that he remains employed by the Company on such dates: 5,343 shares on January 1, 2012; 5,308 shares on January 1, 2013; 3,786 on January 1, 2014; 2,901 shares on January 1, 2015; 1,855 shares on January 1, 2016; 1,400 shares on January 10, 2016; 1,055 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(6)	Mr. Wood’s restricted stock holdings as of December 31, 2011 vest as follows provided that he remains employed by the Company on such dates: 5,343 shares on January 1, 2012; 5,234 shares on January 1, 2013; 3,655 on January 1, 2014; 2,769 shares on January 1, 2015; 1,724 shares on January 1, 2016; 1,400 shares on January 10, 2016; 998 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

Option Exercises and Stock Vested in 2011

The following table provides information regarding restricted stock awards that vested during 2011 for each of the Named Officers. No options were exercised by the Named Officers in 2011.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David H. Hoster II	3,266	$147,133
N. Keith McKey	1,633	$73,567
John F. Coleman	1,045	$47,077
William D. Petsas	1,045	$47,077
Brent W. Wood	1,045	$47,077

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2011.

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares	Total
David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$2,142,700	—	$2,951,245	$5,093,945
Voluntary Resignation with Good Reason following a Change in Control	$3,214,050	$50,000	$2,951,245	$6,215,295
Involuntary Termination without Breach of Duty following a Change in Control	$3,214,050	$50,000	$2,951,245	$6,215,295
Death	$1,071,350	—	$2,951,245	$4,022,595
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,219,920	—	$1,516,304	$2,736,224
Voluntary Resignation with Good Reason following a Change in Control	$1,829,880	$50,000	$1,516,304	$3,396,184
Involuntary Termination without Breach of Duty following a Change in Control	$1,829,880	$50,000	$1,516,304	$3,396,184
Death	$609,960	—	$1,516,304	$2,126,264
John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$739,896	—	$1,907,505	$2,647,401
Voluntary Resignation with Good Reason following a Change in Control	$739,896	$37,500	$1,907,505	$2,684,901
Involuntary Termination without Breach of Duty following a Change in Control	$739,896	$37,500	$1,907,505	$2,684,901
Death	$493,264	—	$1,178,545	$1,671,809
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$711,654	—	$1,904,313	$2,615,967
Voluntary Resignation with Good Reason following a Change in Control	$711,654	$37,500	$1,904,313	$2,653,467
Involuntary Termination without Breach of Duty following a Change in Control	$711,654	$37,500	$1,904,313	$2,653,467
Death	$474,436	—	$1,175,353	$1,649,789

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares	Total
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$676,458	—	$1,879,302	$2,555,760
Voluntary Resignation with Good Reason following a Change in Control	$676,458	$37,500	$1,879,302	$2,593,260
Involuntary Termination without Breach of Duty following a Change in Control	$676,458	$37,500	$1,879,302	$2,593,260
Death	$450,972	—	$1,150,342	$1,601,314

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.    A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s stockholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.    Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

	Involuntary Termination Without Cause	Involuntary Termination Without Breach of Duty or Voluntary Resignation With Good Reason, Each Following a Change in Control
Chief Executive and Chief Financial Officers	2 times	3 times
Senior Vice Presidents	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.    Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.    The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan generally provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability, provided, however, the agreements for the restricted stock awarded as a retention bonus to certain executive officers in 2010 provide that the number of shares to vest will be prorated upon such officer’s death or permanent disability. Pursuant to an amendment to the Company’s 2004 Equity Incentive Plan that became effective January 1, 2007, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan also provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

Excise Tax Gross-Up.    Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The Company determined that no excise taxes would have been imposed upon the Named Officers assuming that the termination occurred on the last business day of 2011.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.

Related-Party Transactions Policies and Procedures.

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 4, 2012, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
The Vanguard Group, Inc.	2,878,858	(2)	10.2%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
T. Rowe Price Associates, Inc.	2,553,250	(3)	9.0%
100 East Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc.	2,529,886	(4)	9.0%
40 East 52nd Street
New York, New York 10022

(1)	Based on the number of shares of Common Stock outstanding as of April 4, 2012 which was 28,232,270 shares of Common Stock.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,839,386 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 39,472 shares of the Company as a result of its serving as investment manager of collective trust accounts.

(3)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole voting and sole dispositive power with respect to all of these shares of Common Stock.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 4, 2012:

	Amount and Nature of Beneficial Ownership					Percent of Common Stock (1)
Name	Common Stock		Unvested Restricted Stock	Exercisable Options	Total Beneficial Ownership
D. Pike Aloian	15,051	(2)	—	4,500	19,551	*
H.C. Bailey, Jr.	8,566		—	—	8,566	*
Hayden C. Eaves III	20,797	(3)	—	—	20,797	*
Fredric H. Gould	11,301		—	—	11,301	*
Mary E. McCormick	7,239		—	—	7,239	*
David M. Osnos	39,451		—	4,500	43,951	*
Leland R. Speed	211,206	(4)	—	—	211,206	*
David H. Hoster II	239,831	(5)	68,883	—	308,714	1.1%
N. Keith McKey	102,419		35,489	—	137,908	*
John F. Coleman	62,878		43,489	—	106,367	*
Bruce Corkern	30,353	(6)	18,223	—	48,576	*
William D. Petsas	65,995	(7)	43,120	—	109,115	*
Brent W. Wood	41,078		42,595	—	83,673	*
All directors, nominees and executive officers as a group	856,165		251,799	9,000	1,116,964	4.0%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of April 4, 2012 which was 28,232,270 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 3,504 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(4)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(5)	Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 75,575 shares of Common Stock as security for a line of credit. As of April 14, 2012, there was no balance outstanding on the line of credit.

(6)	Mr. Corkern has pledged 3,726 shares of Common Stock as security for a line of credit. As of April 14, 2012, there was no balance outstanding on the line of credit.

(7)	Includes 65,995 shares of Common Stock owned by Mr. Petsas and his spouse as co-trustees for the Petsas Revocable Trust.

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with stockholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of three times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; and (3) Senior Vice Presidents: two times annual base salary. Each director and executive officer is currently in compliance with the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2011 no officer or director of the Company was late in filing a report under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on March 8, 2007. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that D. Pike Aloian and Mary E. McCormick are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met six times during 2011, including four executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with GAAP. The Audit Committee also discussed with KPMG matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG matters relating to its independence and has received from KPMG the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee:

David M. Osnos, Chair

D. Pike Aloian

Mary E. McCormick

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

In connection with the audit of the 2011 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2011 and 2010.

	2011	2010
Audit Fees (1)	$527,500	$524,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$527,500	$524,500

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2011 and 2010, this includes $88,500 and $66,000, respectively, for comfort letter procedures in connection with the issuance of Common Stock.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

N. KEITH McKEY

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

EASTGROUP PROPERTIES, INC. 190 E. CAPITOL STREET SUITE 400 JACKSON, MS 39201

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45629-P25404 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EASTGROUP PROPERTIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR all the number(s) of the nominee(s) on the line below.nominees listed in proposal 1:

1. Election of Directors Nominees:

01) D. Pike Aloian 05) David H. Hoster II 02) H.C. Bailey, Jr. 06) Mary E. McCormick 03) Hayden C. Eaves, III 07) David M. Osnos 04) Fredric H. Gould 08) Leland R. Speed

The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain

2. Advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.!

3. Advisory vote on executive compensation.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M45630-P25404

EASTGROUP PROPERTIES, INC. Annual Meeting of Stockholders May 30, 2012 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 30, 2012, at 9:00 a.m., Central time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1, 2 and 3. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side